UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 28, 2016 (July 26, 2016)
BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)
New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120
(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)
(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
-    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230425)
-    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
-    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
-    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2016, R. Andrew Eckert was elected to the Board of Directors of Becton, Dickinson and Company (“BD”), effective September 26, 2016. Upon joining the BD Board, Mr. Eckert will serve as a member of both the Corporate Governance and Nominating Committee and the Science, Marketing, Innovation and Technology Committee of the Board. BD’s Board of Directors has determined that Mr. Eckert is independent under the rules of the New York Stock Exchange and the independence guidelines contained in BD’s Corporate Governance Principles. Information regarding the compensation of the non-management members of BD’s Board of Directors is included under the caption “Non-Management Directors’ Compensation” in BD’s proxy statement relating to its 2016 Annual Meeting of Shareholders. In connection with his appointment, Mr. Eckert will receive restricted stock units valued at $62,655, representing a prorated grant from the effective date of his election to BD's 2017 Annual Meeting of Shareholders.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 26, 2016, BD’s By-Laws were amended to (i) revise Article II, D., Advance Notice of Nominations and Business to be Transacted at Annual Meetings of Shareholders, to, among other things, require that certain additional information be provided by a shareholder of record seeking to bring business or a director nominee before an annual meeting of shareholders, (ii) provide in Article II, Section 5., Notice of Meetings, that special meetings of the Board may be called by the Chairman of the Board, the Chief Executive or a majority of the directors, and (iii) other minor changes. A copy of BD’s By-Laws, as amended as of July 26, 2016, is filed as Exhibit 3.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit
No.	Description of Exhibit
3.1	By-Laws, as amended as of July 26, 2016

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY
(Registrant)

By:	/s/ Gary DeFazio
Gary DeFazio
Senior Vice President and Corporate Secretary
Date: July 28, 2016